Exhibit 10.3

March 1, 2021

Michael Skarke

[                ]

Dear Michael:

This letter memorializes the understanding between you and Select Energy Services, LLC, a Delaware limited liability company (the “Company”) regarding your compensation for your employment as Executive Vice President of the Company beginning March 1, 2021 (the “Effective Date”). As of March 1, 2020 your annualized base salary was reduced from $310,000 (your “2020 Annual Base Salary”) to $279,000, reflecting a 10% temporary reduction in your annualized base salary, and on June 1, 2020, your 2020 Annual Base Salary was reduced by an additional 5% such that your temporarily reduced base salary is $263,500. The Company intends to reevaluate your annualized based salary quarterly.

As you know, you and the Company are parties to that certain Employment Agreement effective as of March 1, 2021 (as amended, the “Employment Agreement”). This letter shall be deemed to amend the Employment Agreement as of the Effective Date, to the extent any provision of your Employment Agreement is inconsistent with this letter. All other provisions of the Employment Agreement, including the restrictive covenants set forth in Sections 9, 10 and 11 of the Employment Agreement, shall remain in full force and effect. In signing below, you hereby explicitly consent to the changes described in this letter, and in return for your continued employment as described above, you hereby waive any and all rights you may have to terminate your employment with the Company or its affiliates for Good Reason (or similar or related definitions) (as such term is defined in the Employment Agreement) as a result of these changes (including any right to receive any payments or benefits pursuant to the Employment Agreement or any other plan, program, or agreement sponsored or maintained by the Company or any of its affiliates (collectively, the “Company Plans”) as a result of these changes). For the avoidance of doubt, execution of this letter will not be deemed to constitute a (i) consent to any future modification to your responsibilities, duties or compensation that are not described in this letter (such modifications, if any, the “Future Modifications”) or (ii) waiver of your right, if any, to terminate your employment with the Company or its Affiliates for Good Reason pursuant to the terms of your Employment Agreement or any other Company Plan as a result of any Future Modifications.

You further acknowledge that nothing in this letter shall be construed in any way to limit the right of the Company or its affiliates to terminate your employment, with or without cause, or for you to terminate your employment with the Company or its affiliates, with or without reason, nor shall this letter limit the rights of the stockholders of the Company under the Company’s Second Amended and Restated Bylaws.

This letter shall still be terminated and become null and void following 30 days’ advance written notice by any of the parties hereto, and the terms of your Employment Agreement shall be reinstated to the extent amended by this letter. If your annualized base salary on the 30th day following delivery of such notice is not at least equal to your 2020 Annual Base Salary, then as of such date, you shall have the right to terminate your employment with the Company or its affiliates for Good Reason for 60 days thereafter as a result of the reduction of your 2020 Annual Base Salary pursuant to the terms of your Employment Agreement and the Company shall have no right to cure such circumstances giving rise to your resignation for Good Reason.

Notwithstanding anything in this letter to the contrary, in the event your employment with the Company terminates in any manner such that a payment is required to be made to you pursuant to the provisions of Section 7 of the Employment Agreement, such payment shall be calculated using your 2020 Annual Base Salary as the “Base Salary” for purposes of such calculation. Any short-term incentive compensation targets for 2020 shall be calculated based on your 2020 Annual Base Salary.

Please indicate your agreement with the foregoing by signing and dating below and returning an executed copy of this letter to me.

[Signature Page to Follow]

SELECT ENERGY SERVICES, LLC

By:	/s/ John Schmitz
Name: John Schmitz
Title: President and Chief Executive Officer

AGREED AND ACKNOWLEDGED:

/s/ Michael Skarke
Michael Skarke
Date:	March 1, 2021

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